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                                                                     EXHIBIT 8.1


                              [WSG&R Letterhead]

                                                                     Form of
                                                                     WSG&R
                                                                     Tax Opinion

                              _____________, 1998


USWeb Corporation
2800 Lakeside Drive
Santa Clara, California  95054

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the Registration Statement filed on Form S-4 with the Securities and Exchange Commission on _______, 1998 (the "Registration Statement") relating to the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of September 1, 1998, among USWeb Corporation, a Delaware corporation ("USWeb"), USWeb Acquisition Corporation 134, a Delaware corporation and a wholly-owned subsidiary of USWeb ("Merger Sub"), and CKS Group, Inc., a Delaware corporation ("CKS").

     Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as counsel to USWeb and Merger Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     1.   The Reorganization Agreement;

     2. The Registration Statement (which contains a proxy statement/prospectus);

     3. Those certain tax representation letters delivered to us by USWeb, Merger Sub and CKS containing certain representations of USWeb, Merger Sub and CKS (the "Tax Representation Letters"); and

     4. Such other instruments and documents related to the formation, organization and operation of USWeb, Merger Sub and CKS and related to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.
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USWeb Corporation
_____________, 1998
Page 2


     In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     2. All representations, warranties and statements made or agreed to by USWeb, Merger Sub and CKS, their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

     3. All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     4. The Merger will be reported by USWeb and CKS on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

     5. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, if the Merger is consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Tax Representation Letters are true and correct as of the Effective Time, then we are of the opinion that:

          (i) for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a) of the Code, and

          (ii) the discussion in the Registration Statement entitled "Material Federal Income Tax Considerations" accurately summarizes the material federal income tax consequences of the Merger.
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USWeb Corporation
____________, 1998
Page 3


     This opinion does not address the various state, local or foreign tax Consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the Consequences specifically discussed herein.

     No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, covenants, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

     This opinion only represents our best judgment as to the federal income tax Consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion is being delivered solely for the purposes stated. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                  Very truly yours,

                                  WILSON SONSINI GOODRICH & ROSATI
                                  Professional Corporation